EXHIBIT 99

                                     AMGEN INC.

                       FACTORS THAT MAY AFFECT FUTURE RESULTS

            Factors That May Affect Future Results

                 Amgen operates  in a rapidly changing  environment that
            involves a number of risks, some of which are beyond the Company's control. The following discussion highlights some of these risks and others are discussed elsewhere herein and in other documents filed by the Company with the Securities and Exchange Commission.

               Period to period fluctuations

                 The  Company's operating  results may  fluctuate for  a
            number of reasons. The forecasting of revenue is inherently uncertain for a variety of reasons. Because the Company plans its operating expenses, many of which are relatively fixed in the short term, on the basis that revenues will continue to grow, even a relatively small revenue shortfall may cause a period's results to be below expectations. Such a revenue shortfall could arise from any number of factors, including lower than expected demand, wholesalers' buying patterns, product pricing strategies, fluctuations in foreign currency exchange rates, changes in government or private reimbursement, transit interruptions, overall economic conditions or natural disasters (including earthquakes).

                 See   "Results  of   Operations  -   Product  sales   -
            NEUPOGEN(R)   (Filgrastim)"  for   a  discussion   regarding
            quarterly NEUPOGEN(R) sales.

                 The  Company's   stock  price,   like  that   of  other
            biotechnology companies, is subject to significant volatility. If revenues or earnings in any quarter fail to meet the investment community's expectations, there could be an immediate impact on the Company's stock price. The stock price may also be affected by, among other things, clinical trial results and other product development related announcements by Amgen or its competitors, regulatory matters, intellectual property and legal matters, or broader industry and market trends unrelated to the Company's performance.

               Rapid growth

                 In  light of  management's views  of the  potential for
            future growth of the Company's business, the Company has adopted an aggressive growth plan that includes substantial and increased investments in research and development and


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            investments in  facilities that will be  required to support
            significant growth.   This plan carries with it  a number of
            risks, including a higher level of operating expenses, the difficulty of attracting and assimilating a large number of new employees, and the complexities associated with managing a larger and faster growing organization.

               Product development

                 The  Company intends  to  continue  to develop  product
            candidates. Successful product development in the biotechnology industry is highly uncertain and only a small minority of research and development programs ultimately result in commercially successful drugs. Product development is dependent on numerous factors, many of which are beyond the Company's control. Product candidates that appear promising in the early phases of development may fail to reach market for numerous reasons. They may be found to be ineffective or to have harmful side effects in clinical or preclinical testing, fail to receive necessary regulatory approvals, be uneconomic because of manufacturing costs or other factors, or be precluded from commercialization by the proprietary rights of others. Success in preclinical and early clinical trials does not ensure that large scale clinical trials will be successful. Clinical results are frequently susceptible to varying interpretations which may delay, limit or prevent further clinical development or regulatory approvals. The length of time necessary to complete clinical trials and receive approval for product marketing by regulatory authorities varies significantly by product and indication and is often difficult to predict.

               Regulatory approvals

                 The  success of  current  products  and future  product
            candidates of the Company will depend in part upon maintaining and obtaining regulatory approval to market products. Domestic and foreign statutes and regulations govern matters relating to the Company's products and product candidates and the research and development activities associated with them. The Company's product candidates may prove to have undesirable side effects that may interrupt or delay clinical studies and could ultimately prevent or limit their commercial use. The Company or regulatory authorities may suspend or terminate clinical trials at any time if the participants in such trials are believed to be exposed to unacceptable health risks. Even if regulatory approval is obtained, a marketed product and its manufacturer are subject to continued review. Later discovery of previously unknown problems with a product or manufacturer may result in restrictions on such product or manufacturer, including withdrawal of the product from the market. Failure to obtain necessary approvals, or the restriction, suspension, or revocation of any approvals, or


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            the  failure to  comply with  regulatory requirements  could have a material adverse effect on the Company.

               Reimbursement

                 The success of the Company's products partially depends
            upon the extent to which a consumer is willing to pay the price or able to obtain reimbursement for the cost of these products from government health administration authorities, private health insurers, and other organizations. Significant uncertainties exist as to the reimbursement status of newly approved therapeutic products, and current reimbursement policies for existing products may change. It is possible that changes in reimbursement or failure to obtain reimbursement may reduce the demand for or the price of the Company's products.

                 Several   factors  could   influence  the   pricing  or
            reimbursement for the Company's products including: (1) third-party payors continuing to challenge the prices charged for medical services and products, (2) the trend towards managed care in the United States, (3) the growth of organizations which could control or significantly influence the purchase of health care services and products, and (4) legislative proposals to reform health care or reduce government insurance programs. NEUPOGEN(R) usage has been and is expected to continue to be affected by cost containment pressures on health care providers worldwide. In addition, patients receiving EPOGEN(R) in connection with treatment for end stage renal disease are covered primarily under medical programs provided by the federal government. Therefore, EPOGEN(R) sales may also be affected by future changes in reimbursement rates or the basis for reimbursement by the federal government.

               Competition

                 Substantial  competition  exists in  the  biotechnology
            industry from pharmaceutical and biotechnology companies which may have technical or competitive advantages. The Company competes with these companies in the development of technologies and processes and sometimes competes with them in acquiring technology from academic institutions, government agencies, and other private and public research organizations. There can be no assurance that the Company will be able to produce or acquire rights to products that have commercial potential. Even if the Company achieves product commercialization, there can be no assurance that one or more of the Company's competitors may not: (1) achieve product commercialization earlier than the Company,
            (2) receive patent protection that dominates or adversely affects the Company's activities, or (3) have significantly greater marketing capabilities.

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                 The  field of  biotechnology  has  undergone rapid  and
            significant technological change.   The Company expects that
            the technology associated with the Company's research and development will continue to develop rapidly, and the Company's future success will depend in large part on its ability to maintain a competitive position with respect to
            this  technology.   Rapid technological  development by  the
            Company or others may result in some of the Company's product candidates, products, or processes becoming obsolete before the Company recovers a significant portion of the research, development, manufacturing, and commercialization
            expenses  it incurs.   This  could have  a material  adverse
            effect on the Company.

               Intellectual property and legal matters

                 The    patent   positions    of   pharmaceutical    and
            biotechnology companies can be highly uncertain and involve complex legal and factual questions. Accordingly the breadth of claims allowed in such companies' patents cannot be predicted. Patent disputes are frequent and can preclude commercialization of products. The Company is and may in the future be involved in material patent litigation. Such litigation, if decided adversely, could subject the Company to significant liabilities and cause the Company to obtain third party licenses or cease using the technology or product in dispute.

                 The Company is involved in arbitration proceedings with
            Ortho Pharmaceutical Corporation, a subsidiary of Johnson & Johnson ("Johnson & Johnson"), relating to a license granted by the Company to Johnson & Johnson for sales of Epoetin alfa in the United States for all human uses except dialysis and diagnostics. See Note 4 to the Condensed Consolidated Financial Statements - "Contingencies - Johnson and Johnson arbitrations." While it is impossible to predict accurately or determine the outcome of these proceedings, based primarily upon the merits of its claims and based upon certain liabilities established due to the inherent uncertainty of any arbitrated result, the Company believes that the outcome of these proceedings will not have a material adverse effect on its financial statements.
            However, it is possible that an adverse decision could, depending on its magnitude, have a material adverse effect on the financial statements.











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